The Income Fund of America

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,530,613
Class B	$8,786
Class C	$114,155
Class F1	$79,087
Class F2	$78,468
Total	$1,811,109
Class 529-A	$30,660
Class 529-B	$487
Class 529-C	$7,956
Class 529-E	$1,277
Class 529-F1	$1,175
Class R-1	$2,344
Class R-2	$11,039
Class R-2E*	$0
Class R-3	$26,193
Class R-4	$25,483
Class R-5	$13,146
Class R-6	$64,217
Total	$183,977

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4600
Class B	$0.3700
Class C	$0.3700
Class F1	$0.4500
Class F2	$0.4800
Class 529-A	$0.4500
Class 529-B	$0.3600
Class 529-C	$0.3600
Class 529-E	$0.4200
Class 529-F1	$0.4700
Class R-1	$0.3700
Class R-2	$0.3700
Class R-2E	$0.4700
Class R-3	$0.4200
Class R-4	$0.4500
Class R-5	$0.4800
Class R-6	$0.4900

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,379,956
Class B	21,461
Class C	308,611
Class F1	183,167
Class F2	175,463
Total	4,068,658
Class 529-A	69,349
Class 529-B	1,254
Class 529-C	22,013
Class 529-E	3,050
Class 529-F1	2,630
Class R-1	6,432
Class R-2	29,608
Class R-2E	3
Class R-3	61,981
Class R-4	57,751
Class R-5	30,663
Class R-6	143,846
Total	428,580

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.42
Class B	$21.28
Class C	$21.17
Class F1	$21.38
Class F2	$21.41
Class 529-A	$21.38
Class 529-B	$21.34
Class 529-C	$21.30
Class 529-E	$21.32
Class 529-F1	$21.38
Class R-1	$21.30
Class R-2	$21.20
Class R-2E	$21.40
Class R-3	$21.34
Class R-4	$21.39
Class R-5	$21.42
Class R-6	$21.43

* Amount less than one thousand